Exhibit 99.1

Pinnacle Airlines Corp. Reports Second Quarter 2008 Financial Results

Company reports consolidated net income of $5.4 million excluding special charges

Announces pro-rate network modifications at Colgan Air

MEMPHIS, TN – August 11, 2008 – Pinnacle Airlines Corp. (NASDAQ: PNCL) (the “Company”) today reported a second quarter 2008 fully diluted loss per share of $(0.64).  Excluding certain special charges discussed below, the Company reported fully diluted earnings per share (“EPS”) and net income of $0.30 and $5.4 million, respectively, for the second quarter of 2008.  The Company’s EPS and net income excluding special charges were $0.43 and $10.3 million, respectively, for the second quarter of 2007.

Significant events at Pinnacle Airlines, Inc. (“Pinnacle”), the Company’s regional jet operating subsidiary, and Colgan Air, Inc. (“Colgan”), the Company’s regional turboprop operating subsidiary, include the following:

Recent Significant Events

•
Colgan took delivery of seven Q400 aircraft during the second quarter, increasing the total in operation under its capacity purchase agreement with Continental Airlines to 13 as of June 30.  The remaining two Q400 aircraft to be operated as a Continental Connection carrier were delivered in July.  In addition, Colgan reached agreement with Bombardier, the aircraft manufacturer, to convert the 30 firm cancelable/optional aircraft it has on order into the Q400 next generation cabin configuration.  The next generation cabin configuration will include larger overhead storage bins, improved lighting, and modifications to increase the size of the cabin to enhance passenger comfort.  As part of this agreement, the delivery positions for the 30 firm cancelable/optional aircraft have been deferred until mid-2010 after the next-generation cabin configuration has been introduced by Bombardier.  Despite delays by the manufacturer in the delivery of the Q400 aircraft, Colgan’s Q400 operation has been warmly received by Continental Airlines and its customers.

•
During July, Pinnacle and Delta Air Lines agreed to defer the in-service dates of the remaining seven Bombardier CRJ-900 next generation regional jet aircraft to be operated under the Delta Connection Agreement (the “DCA”).  During the second quarter, Pinnacle took delivery of three CRJ-900s, increasing its operating fleet to nine aircraft as of June 30.  Pinnacle took delivery of two CRJ-900s during July 2008, and has deferred delivery of the remaining five aircraft until their respective in-service dates in 2009 under the DCA.

•
Operating performance with respect to Pinnacle’s Northwest Airlink operations improved dramatically during the second quarter.  Pinnacle experienced severe weather in its Northwest Airlink operations during the first quarter, causing it to record performance penalties during the first quarter to be paid for the six months ended June 30 under its Airline Services Agreement (the “ASA”) with Northwest Airlines.  Pinnacle’s high level of performance in the second quarter reduced the overall performance penalty owed to Northwest for the six-month period by approximately $0.8 million to $1.7 million.

•
Pinnacle earned approximately $0.3 million in operating performance incentives under its DCA with Delta Air Lines during the second quarter.  Pinnacle’s Delta Connection performance improved from the first quarter, partially as a result of the schedule changes that Pinnacle and Delta cooperatively implemented in May and June.

Special Charges

The Company recorded a special charge related to the valuation of its auction rate securities (“ARS”) portfolio during the second quarter.  The Company’s ARS portfolio has a par value of $136.1 million. These securities are secured by pools of student loans guaranteed by state-designated guaranty agencies and reinsured by the U.S. government. Auctions for these securities began failing in the first quarter of 2008 and have continued to fail throughout the second quarter. Additionally, a liquid secondary market for these securities has not developed. Given the uncertainty about if or when these securities will be salable for par value, the Company determined that the decline in the market value of these securities is other than temporary. As a result, the Company recorded an impairment charge of $8.7 million in the second quarter to reflect these securities at their estimated fair value.  The Company will likely not receive a tax benefit for this charge, as this capital loss cannot be used to offset ordinary income from the Company’s operations, and the Company does not expect to have capital gains in the near future.  Therefore, net income for the second quarter 2008 was reduced by the full amount of the charge.

In addition, the Company evaluated certaintangible andintangible assets at its Colgan subsidiary in light of the high fuel cost environment and operating losses that Colgan has experienced over the last two quarters.  The Company determined that goodwill and certain other assets recorded upon the acquisition of Colgan have been impaired by the industry-wide impact ofunprecedented high fuel costs.  In addition, the Company will incur costs associated with returning leased aircraft to lessors under its turn-around plan, as discussed below.  The Company recorded a special charge of $12.6 million ($8.1 million net of related income taxes) during the second quarter to account for these items.  Additionally, the Company expects to record an additional $1.3 million in lease return costs during the third quarter of 2008 under its turn-around plan.

Colgan Pro-Rate Operations Turn-Around Plan

The Company has developed a turn-around plan for Colgan’s pro-rate operations to combat the dramatic increase in fuel prices that the entire airline industry is experiencing.  The turn-around plan is designed to create a pro-rate operation that can be sustained without significant losses in the current high fuel cost environment.  Key components of the turn-around plan include the following:

•
The elimination of 12 markets from Colgan’s US Airways Express and United Express operations, effective October 2008.  This will result in the retirement of ten Saab aircraft from service in addition to the previously announced retirement of Colgan’s fleet of five Beech 1900 aircraft.

•
Increased subsidy under the Federal Essential Air Service (“EAS”) program.  To offset the increase in fuel costs, Colgan applied for changes in 13 of the 15 markets that it serves under the EAS program.  Colgan was awarded service in seven of these markets with an increased subsidy totaling approximately $4 million annually.  Colgan will also reduce capacity in four of these seven markets, further reducing Colgan’s operating costs.  The Department of Transportation (“DOT”) accepted competing bids in four of the remaining six markets, and Colgan will exit these markets in October 2008 as part of the planned fleet reduction indicated above.  The DOT has not acted upon applications in the remaining two markets.  Assuming Colgan receives authority to continue operations in these two markets, Colgan will operate in 11 EAS markets after giving effect to these changes.

•
The addition of Colgan’s new maintenance base at Washington/Dulles International airport, where Colgan maintains a significant presence operating as United Express.  This will eliminate ferry flights from Colgan’s existing maintenance facilities, reducing operating costs.  In addition, Colgan has undertaken an effort to streamline its maintenance operations by reducing the number of stations where it maintains a line maintenance function and by increasing the productivity of its maintenance operations.

•
The transition of nine markets that Colgan operated from Pittsburgh under the US Airways Express brand to Washington/Dulles under the United Express brand.  This transition was completed during the first quarter, and Colgan has seen an improvement in the revenue performance of these markets.

•
Discussions with United Airlines to jointly reduce certain costs that Colgan incurs at Washington/Dulles as a United Express carrier.  Reducing certain distribution and ground handling costs or otherwise supplementing Colgan’s revenue in its United Express markets is a key component of maintaining its operations at Washington/Dulles.  If United and Colgan are unable to reduce these costs, Colgan may exit additional markets currently operated under the United Express brand.

These significant changes are designed to eliminate unprofitable markets and reduce the losses that Colgan is incurring in its pro-rate operations in the current high-cost fuel environment.  The Company expects that the turn-around plan will result in an improvement in Colgan’s financial performance, and may eliminate losses in Colgan’s pro-rate operations on a full year basis.  However, changes in unit revenue or additional increases in fuel costs will affect Colgan’s financial performance.  In addition, Colgan’s profitability in these pro-rate markets will continue to fluctuate seasonally, with Colgan experiencing lower passenger demand and lower unit revenue in the fourth and first quarter of each year than in the second and third quarter of each year.

Second Quarter 2008 Financial and Operating Results

Pinnacle completed 112,051 block hours and 67,810 departures, increases of 2% and 1%, respectively, over the same period in 2007.  Pinnacle’s capacity increased due to the addition of its Delta Connection operations in 2008, offset partially by 13 fewer CRJ-200 aircraft operating under the ASA.  Colgan completed 40,491 block hours and 31,984 departures during the second quarter, increases of 31% and 10%, respectively, over the same period in 2007.  The addition of Colgan’s Q400 fleet was the primary factor in the growth in its operations.

The Company recorded operating revenue of $221.2 million, an increase of $20.2 million, or 10%, over the same period in 2007.  This increase is primarily related to revenue earned under the Company’s new contracts with Delta and Continental.  Excluding special charges, consolidated operating income and operating margin were $15.1 million and 6.8%, respectively, during the second quarter of 2008.   Consolidated operating income and operating margin for the second quarter of 2007 were approximately $14.8 million and 7.4%, respectively.  A $5.4 million year-over-year increase in fuel costs related to Colgan’s pro-rate operations was partially offset by operating income from the addition of the Company’s new Q400 and CRJ-900 operations and improvements in the financial performance of Pinnacle’s existing CRJ-200 operations.

Net interest expense for the second quarter was approximately $7.1 million, as compared to net interest expense of $0 during the second quarter of 2007. The increase in net interest expense is driven by interest costs from the investments the Company has made in its new fleet of Q400 and CRJ-900 aircraft.

Net income for the second quarter excluding special charges was $5.4 million, as compared to net income during the second quarter of 2007 of $10.3 million, excluding special charges.

Cash and Investments

The Company ended the quarter with unrestricted cash and cash equivalents totaling $65.2 million.

The Company generated $16.2 million from operating activities during the second quarter.  This included $3.4 million of net collateral deposits related to the Company’s interest rate hedging program that were returned to the Company during the quarter and $12.8 million of cash flow from airline operations. Cash used for investing activities of $11.2 million primarily related to capital expenditures at the Company’s operating subsidiaries.  Cash used in financing activities was $16.7 million, which included $36.7 million in debt repayments associated with the Company’s aircraft pre-delivery payment financing facilities and other related financing payments, offset by $20.0 million in proceeds from draws under the Company’s bank credit facilities.

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp., an airline holding company, is the parent company of Pinnacle Airlines, Inc. and Colgan Air, Inc.  Pinnacle Airlines, Inc. operates under the name Northwest Airlink and Delta Connection and operates 125 CRJ-200 and nine CRJ-900 regional jet aircraft in the United States, Canada, the Bahamas, Mexico, U.S. Virgin Islands, and Turks and Caicos Islands. Colgan Air, Inc. operates as Continental Connection, United Express and US Airways Express and operates a fleet of 15 Q400, 40 Saab 340 and five Beech 1900 turboprop regional aircraft.

Non-GAAP Disclosures

This release and certain tables accompanying this release include certain financial information not prepared in accordance with generally accepted accounting principles (“GAAP”), the Company’s consolidated operating income, operating margin, net income and diluted earnings (loss) per share (“EPS”) for the three and six months ended June 30, 2008 and 2007, excluding special charges related to the impairment of Colgan’s goodwill and intangible assets, Colgan’s lease return costs, and the impairment of auction rate securities in 2008 and the loss on the sale of the unsecured claim in the second quarter of 2007.  The Company believes that this information is useful to investors as it indicates more clearly the Company’s comparative year-to-year results. None of this information should be considered a substitute for any measures prepared in accordance with GAAP.  The Company has included its reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures in the accompanying schedules.

Forward-Looking Statements

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our website or online from the Commission.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.

For further information, please contact Joe Williams, at (901) 346-6162, or visit our website at www.pncl.com.

###

Pinnacle Airlines Corp.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,
	2008	2007
Operating revenues
Regional airline services	$219,013	$198,480
Other	2,141	2,514
Total operating revenues	221,154	200,994
Operating expenses
Salaries, wages and benefits	57,147	50,261
Aircraft fuel	14,899	9,512
Aircraft maintenance, materials and repairs	23,694	23,345
Aircraft rentals	32,507	35,306
Other rentals and landing fees	17,372	15,061
Ground handling services	23,672	23,873
Commissions and passenger related expense	7,427	6,741
Depreciation and amortization	6,604	2,318
Other	22,742	19,755
Impairment of goodwill and other charges	12,619	-
Total operating expenses	218,683	186,172
Operating income	2,471	14,822
Operating income as a percentage of operating revenues	1.1%	7.4%
Nonoperating (expense) income
Interest income	1,724	2,882
Interest expense	(8,821)	(2,907)
Impairment of auction rate securities	(8,675)	-
Loss on sale of unsecured claim	-	(4,144)
Miscellaneous income	148	318
Total nonoperating expense	(15,624)	(3,851)
Income (loss) before income taxes	(13,153)	10,971
Income tax benefit (expense)	1,702	(3,309)
Net income (loss)	$(11,451)	$7,662

Basic earnings (loss) per share	$(0.64)	$0.35

Diluted earnings (loss) per share	$(0.64)	$0.32

Shares used in computing basic (loss) earnings per share	17,869	21,752
Shares used in computing diluted (loss) earnings per share	17,869	24,240

Pinnacle Airlines Corp.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	Six Months Ended June 30,
	2008	2007
Operating revenues
Regional airline services	$420,172	$375,425
Other	5,323	5,119
Total operating revenues	425,495	380,544
Operating expenses
Salaries, wages and benefits	112,473	97,562
Aircraft fuel	26,772	15,933
Aircraft maintenance, materials and repairs	45,542	41,439
Aircraft rentals	66,028	69,029
Other rentals and landing fees	32,849	28,971
Ground handling services	51,061	47,965
Commissions and passenger related expense	14,253	11,566
Depreciation and amortization	10,980	4,372
Other	43,667	36,060
Impairment of goodwill and other charges	12,619	-
Total operating expenses	416,244	352,897
Operating income	9,251	27,647
Operating income as a percentage of operating revenues	2.2%	7.3%
Nonoperating (expense) income
Interest income	4,038	5,947
Interest expense	(13,663)	(4,981)
Impairment of auction rate securities	(8,675)	-
Loss on sale of unsecured claim	-	(4,144)
Miscellaneous (expense) income	(26)	336
Total nonoperating expense	(18,326)	(2,842)
Income (loss) before income taxes	(9,075)	24,805
Income tax benefit (expense)	277	(7,778)
Net income (loss)	$(8,798)	$17,027

Basic earnings (loss) per share	$(0.49)	$0.78

Diluted earnings (loss) per share	$(0.49)	$0.70

Shares used in computing basic (loss) earnings per share	17,864	21,869
Shares used in computing diluted (loss) earnings per share	17,864	24,489

Pinnacle Airlines Corp.
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	June 30, 2008	December 31, 2007
Assets	(Unaudited)
Current assets
Cash and cash equivalents	$65,228	$26,785
Restricted cash	4,948	5,327
Short-term investments	-	186,850
Receivables, net	34,683	31,107
Spare parts and supplies, net	20,176	16,030
Prepaid expenses and other assets	11,233	16,535
Deferred income taxes, net of allowance	13,600	12,285
Income taxes receivable	13,758	-
Total current assets	163,626	294,919
Property and equipment
Flight equipment	560,126	162,374
Aircraft pre-delivery payments	23,054	81,425
Other property and equipment	43,124	39,969
Less accumulated depreciation	(39,042)	(28,358)
Net property and equipment	587,262	255,410
Investments	127,425	-
Deferred income taxes, net of allowance	69,698	79,856
Other assets, primarily aircraft deposits	33,706	28,528
Debt issuance costs, net	6,229	4,598
Goodwill	18,422	28,206
Intangible assets, net	15,419	17,071
Total assets	$1,021,787	$708,588

Liabilities and stockholders’ equity
Current liabilities
Short-term notes payable and current maturities of long-term debt	$39,036	$73,513
Bank lines of credit	88,275	8,375
Accounts payable	29,447	33,062
Deferred revenue	23,839	24,099
Accrued expenses and other current liabilities	82,963	104,410
Total current liabilities	263,560	243,459
Senior convertible notes	121,000	121,000
Long-term debt, less current maturities	388,082	71,812
Deferred revenue, net of current portion	200,326	209,752
Other liabilities	4,207	4,743
Commitments and contingencies
Stockholders’ equity
Series A preferred share, stated value $100 per share, one issued share, retired on January 4, 2008	-	-
Common stock, $0.01 par value; 40,000,000 shares authorized; 22,514,782 and 22,402,999 shares issued, respectively	225	224
Treasury stock, at cost, 4,450,092 shares	(68,152)	(68,152)
Additional paid-in capital	92,625	91,165
Accumulated other comprehensive loss	(16,073)	(10,200)
Retained earnings	35,987	44,785
Total stockholders’ equity	44,612	57,822
Total liabilities and stockholders’ equity	$1,021,787	$708,588

Pinnacle Airlines Corp.
Condensed Consolidated Statements of Cash Flows (Unaudited)
 (in thousands)
	Six Months Ended June 30,
	2008	2007
Cash (used in) provided by operating activities	$(1,062)	$280,910
Cash provided by (used in) investing activities	31,490	(209,682)
Cash provided by (used in) financing activities	8,015	(37,476)
Net increase in cash and cash equivalents	38,443	33,752
Cash and cash equivalents at beginning of period	26,785	705
Cash and cash equivalents at end of period	$65,228	$34,457

Pinnacle Airlines Corp.
Operating Statistics (Unaudited)

	Pinnacle Airlines Corp. Consolidated
	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	Change	2008	2007	Change
Other Data:
Revenue passengers (in thousands)	3,389	3,058	11%	6,253	5,528	13%
Revenue passenger miles (in thousands)	1,436,388	1,310,470	10%	2,624,389	2,368,071	11%
Available seat miles (“ASMs”) (in thousands)	1,890,857	1,693,208	12%	3,565,313	3,244,434	10%
Passenger load factor	76.0%	77.4%	(1.4) pts.	73.6%	73.0%	0.6 pts.
Block hours	152,542	140,630	8%	297,737	272,733	9%
Departures	99,794	96,308	4%	192,573	181,161	6%
Number of operating aircraft (end of period)	193	191	1%
Employees (end of period)	5,680	5,280	8%

	Pinnacle Airlines, Inc.
	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	Change	2008	2007	Change
Other Data:
Revenue passengers (in thousands)	2,726	2,643	3%	5,151	4,841	6%
Revenue passenger miles (in thousands)	1,287,429	1,233,335	4%	2,386,709	2,240,500	7%
Available seat miles (in thousands)	1,622,264	1,532,510	6%	3,116,125	2,965,558	5%
Passenger load factor	79.4%	80.5%	(1.1) pts.	76.6%	75.6%	1.0 pts.
Operating revenue per ASM (in cents)	9.60	9.73	(1)%	9.95	9.87	1%
Operating cost per ASM (in cents)	8.65	8.81	(2)%	9.07	8.96	1%
Operating revenue per block hour	$1,390	$1,358	2%	$1,384	$1,350	3%
Operating cost per block hour	$1,252	$1,230	2%	$1,260	$1,225	3%
Block hours	112,051	109,810	2%	224,112	216,823	3%
Departures	67,810	67,265	1%	133,789	131,228	2%
Average daily utilization (block hours)	8.97	8.68	3%	8.91	8.81	1%
Average stage length (miles)	468	461	2%	461	459	-%
Number of operating aircraft (end of period)
CRJ-200	126	139	(9)%
CRJ-900	9	-	100%
Employees (end of period)	4,144	4,015	3%

	Colgan Air, Inc.
	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	Change	2008	2007	Change
Other Data:
Revenue passengers (in thousands)	663	415	60%	1,102	687	60%
Revenue passenger miles (in thousands)	148,959	77,135	93%	237,680	127,571	86%
Available seat miles (in thousands)	268,593	160,698	67%	449,188	278,876	61%
Passenger load factor	55.5%	48.0%	7.5 pts.	52.9%	45.7%	7.2 pts.
Operating revenue per ASM (in cents)	24.37	32.19	(24)%	25.69	31.50	(18)%
Operating cost per ASM (in cents)	29.18	31.70	(8)%	29.78	31.34	(5)%
Operating cost per ASM (in cents) (excluding impairment of goodwill and other charges)	24.48	31.70	(23)%	26.97	31.34	(14)%
Operating revenue per block hour	$1,616	$1,678	(4)%	$1,567	$1,571	-%
Operating cost per block hour	$1,936	$1,653	17%	$1,817	$1,563	16%
Operating cost per block hour (excluding impairment of goodwill and other charges)	$1,624	$1,653	(2)%	$1,646	$1,563	5%
Block hours	40,491	30,820	31%	73,625	55,910	32%
Departures	31,984	29,043	10%	58,784	49,933	18%
Average daily utilization (block hours)	7.76	6.50	19%	7.56	6.65	14%
Average stage length (miles)	211	185	14%	203	184	10%
Fuel consumption (in thousands of gallons)	3,931	4,299	(9)%	7,617	8,124	(6)%
Average price per gallon	3.79	2.25	69%	3.51	2.15	63%
Number of operating aircraft (end of period)
Saab 340	40	42	(5)%
Beech 1900	5	10	(50)%
Q400	13	-	100%
Employees (end of period)	1,427	1,183	21%

Pinnacle Airlines Corp.
Reconciliation of Non-GAAP Disclosures (Unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,
	2008	2007	% Increase (Decrease)
Consolidated operating income:
Operating income in accordance with GAAP	$2,471	$14,822	(83)%
Add: Impairment of goodwill and other charges	12,619	-	100%
Non-GAAP operating income	$15,090	$14,822	2%

Consolidated operating margin:
Operating margin in accordance with GAAP	1.1%	7.4%	(6.3) pts.
Add: Impairment of goodwill and other charges	5.7%	-	5.7 pts.
Non-GAAP operating margin	6.8%	7.4%	(0.6) pts.

Net (loss) income:
Net (loss) income in accordance with GAAP	$(11,451)	$7,662	(249)%
Add: Impairment of goodwill and other charges, net of tax	8,139	-	100%
Add: Impairment of auction rate securities	8,675	-	100%
Add: Loss on sale of unsecured claim, net of tax	-	2,644	(100)%
Non-GAAP net income	$5,363	$10,306	(48)%

Diluted earnings (loss) per share:
Diluted earnings (loss) per share in accordance with GAAP	$(0.64)	$0.32	(300)%
Add: Impairment and of goodwill and other charges, net of tax	0.45	-	100%
Add: Impairment of auction rate securities	0.49	-	100%
Add: Loss on sale of unsecured claim, net of tax	-	0.11	(100)%
Non-GAAP diluted earnings per share	$0.30	$0.43	(30)%

	Six Months Ended June 30,
	2008	2007	% Increase (Decrease)
Consolidated operating income:
Operating income in accordance with GAAP	$9,251	$27,647	(67)%
Add: Impairment of goodwill and other charges	12,619	-	100%
Non-GAAP operating income	$21,870	$27,647	(21)%

Consolidated operating margin:
Operating margin in accordance with GAAP	2.2%	7.3%	(5.1) pts.
Add: Impairment of goodwill and other charges	3.0%	-	3.0 pts.
Non-GAAP operating margin	5.2%	7.3%	(2.1) pts.

Net income:
Net (loss) income in accordance with GAAP	$(8,798)	$17,027	(152)%
Add: Impairment of goodwill and other charges, net of tax	8,139	-	100%
Add: Impairment of auction rate securities	8,675	-	100%
Add: Loss on sale of unsecured claim, net of tax	-	2,635	(100)%
Non-GAAP net income	$8,016	$19,662	(59)%

Diluted EPS:
Diluted earnings (loss) per share in accordance with GAAP	$(0.49)	$0.70	(170)%
Add: Impairment of goodwill and other charges, net of tax	0.45	-	100%
Add: Impairment of auction rate securities	0.49	-	100%
Add: Loss on sale of unsecured claim, net of tax	-	0.11	(100)%
Non-GAAP diluted earnings per share	$0.45	$0.81	(44)%